Media Contact:
MIPS Technologies, Inc. Cathy Browne +650 567-5178 cbrowne@mips.com

MIPS Technologies Appoints Mark Tyndall
VP, Business Development and Corporate Relations

Newest member of executive team brings in-depth global experience, proven track record to newly created position

MOUNTAIN VIEW, Calif., June 12, 2006 — MIPS Technologies, Inc. (Nasdaq:MIPS), a leading provider of industry-standard processor architectures and cores for digital consumer, networking, communications and business applications, today announced the appointment of Mark Tyndall as vice president, business development and corporate relations. He reports to President and CEO John Bourgoin.

Mr. Tyndall’s responsibilities will include directing M&A activities, identifying and establishing strategic business partnerships and expanding MIPS Technologies’ relationships with the financial community.

“Mark brings tremendous depth, 20 years of industry knowledge and leadership to the MIPS Technologies executive team,” said John Bourgoin, president and CEO. “His proven expertise in establishing solid global business strategies for IP and semiconductor companies will be invaluable as we continue to grow and expand our presence in critical markets, including consumer electronics, personal entertainment, networking and communications. I’m delighted to welcome him on board.”

Mr. Tyndall joins MIPS Technologies from Infineon Technologies, where he has held the position of vice president of business development since 1999, and additionally assumed North America investor relations responsibility since relocating to the US from Infineon’s headquarters in 2002. During this period he primarily defined and implemented Infineon’s global business development strategies for the Communication group, transitioning it from a traditional telecom and optical components supplier to a leading player in the communication market. His responsibilities also included identifying and establishing strategic business partnerships, executing on M&A and investment activities, establishing new business relationships and strengthening Infineon’s relationship to the financial community. He has also served as a director on the boards of several start-up and Infineon subsidiary companies during this period.

Prior to his career at Infineon, Mr. Tyndall held management positions in product marketing for wireless, multimedia and networking products for Fujitsu Microelectronics, Germany, having earlier begun his career at Philips Semiconductor in the Netherlands as an analog designer.

“I’m excited about joining the impressive MIPS team,” Tyndall said. “This position will allow me to contribute at a high level as I use the skills, experience and relationships I’ve acquired over the course of my career to strengthen MIPS Technologies’ position in the market.”

About MIPS Technologies
MIPS Technologies, Inc. is a leading provider of industry-standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers and system OEMs. MIPS Technologies and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. The company is based in Mountain View, Calif., and can be reached at +1 (650) 567-5000 or http://www.mips.com.

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